EXHIBIT 10.2

February 15, 2017

PORTLAND GENERAL ELECTRIC COMPANY

SEVERANCE PAY PLAN FOR EXECUTIVE EMPLOYEES

Amended and Restated
Effective February 15, 2017

PORTLAND GENERAL ELECTRIC COMPANY
SEVERANCE PAY PLAN
FOR EXECUTIVE EMPLOYEES

PURPOSE

This Portland General Electric Company Severance Pay Plan for Executive Employees, as amended from time to time (the “Plan”) defines the benefits provided to executive employees whose employment is permanently terminated by Portland General Electric Company (the “Company”) under certain circumstances.

ARTICLE I. EFFECTIVE DATE

1.1    The Plan, as amended and restated, shall be effective February 15, 2017 (the “Effective Date”).

ARTICLE II. DEFINED TERMS

The following terms are defined in this Plan, as described below.

2.1    “Board” shall mean the Board of Directors of the Company.

2.2    “Cause” shall mean:

(i) with respect to a termination that occurs outside the Protection Period, a violation of Company standards of performance, conduct or attendance (as construed by the Company in its sole discretion); and

(ii) with respect to a termination of an Employee that occurs during the Protection Period, conduct involving one or more of the following: (i) the substantial and continuing failure of the Employee to perform substantially all of his or her duties to the Company in accordance with the Employee’s obligations and position with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after 30 days’ notice from the Company, such notice setting forth in reasonable detail the nature of such failure, and in the event the Employee fails to cure such breach or failure within 30 days of notice from the Company, if such breach or failure is capable of cure; (ii) the violation of a Company policy, which violation could reasonably be expected to result in termination; (iii) dishonesty, gross negligence, breach of fiduciary duty; (iv) the commission by the Employee of an act of fraud or embezzlement, as found by a court of competent jurisdiction; (v) the conviction of the Employee of a felony; or (vi) a material breach of the terms of an agreement with the Company, provided that the Company provides the Employee with adequate notice of such breach and the Employee fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

2.3    “Change in Control” shall mean any of the following events:

(i)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as determined pursuant to Rule 14d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company's then outstanding voting securities; or

(ii)    During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the members of the Board and any new director whose election to the Board or nomination for election to the Board by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)    The Company shall merge with or consolidate into any other corporation or entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)    The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.4    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5    “Committee” shall have the meaning set forth in Article IX of the Plan.

2.6    “Company” shall have the meaning set forth in the Purpose section of the Plan.

2.7    “Divested Employer” shall have the meaning set forth in Article III of the Plan.

2.8    “Effective Date” shall have the meaning set forth in Article I of the Plan.

2.9    “Employee” shall mean any regular employee of the Company, or any such affiliate of the Company as the Board may determine from time to time may participate in the Plan, who is employed on the payroll of the Company or any such affiliate, and whose position with the Company is at the level of vice president or above.

2.10    “ERISA” shall have the meaning set forth in Article VIII of the Plan.

2.11    “Good Reason” shall mean the occurrence of any of the following conditions: (i) a material adverse change in the nature of the Employee’s duties or responsibilities, provided that merely ceasing to be an officer of a public company shall not, by itself, constitute a material adverse change for purposes of this provision; (ii) a material reduction in the Employee’s base compensation or incentive compensation opportunities, or as they respectively may be increased thereafter from time to time; or (iii) a mandatory relocation of Employee’s principal place of work in excess of 50 miles. Notwithstanding the foregoing, a condition shall not constitute “Good Reason” for purposes of the Plan unless (a) within 30 days following the first occurrence of such condition, the Employee delivers written notice to the Company of his or her intent to terminate employment for Good Reason based on such condition, and (b) within 30 days following its receipt of such notice, the Company has not substantially cured such condition.

2.12    “Key Employee” shall mean an Employee treated as a "specified employee" as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate's stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

2.13    “Plan” shall have the meaning set forth in the Purpose section of the Plan.

2.14    “Protection Period” shall mean the 24-month period beginning on the date of the first instance of a Change in Control following the Effective Date.

2.15    “Retirement” shall mean an Employee’s voluntary termination of employment on or after an “early retirement date” (as such term is defined in Section 5.3 of the Portland General Electric Company Pension Plan, as amended from time to time).

2.16    “Separation from Service” shall mean a “separation from service” as defined under Code section 409A and regulations issued thereunder.

ARTICLE III. TERMINATION OUTSIDE PROTECTION PERIOD

3.1    Eligibility to Participate. Outside the Protection Period, all Employees are eligible to participate in the Plan, other than any Employee: (i) who is covered under the provisions of another severance pay plan that provides for a form of severance remuneration upon termination of employment; (ii) who has a written employment contract that provides for a form of severance remuneration upon termination of employment; (iii) who is not designated as a full time active employee of the Company or a participating affiliate (including an Employee on an unpaid personal leave of absence, unless the Employee’s reemployment rights are protected by applicable law, in which case he shall be treated as a full time active employee for purposes of this Plan), or (iv) who is designated as a temporary employee or contract employee on the payroll of the Company or a participating affiliate.

3.2    No Benefits Unless Involuntary Termination by Company or Voluntary Termination for Good Reason. Outside the Protection Period, no Employee who voluntarily terminates employment with the Company or a participating affiliate (including due to Retirement) or whose employment terminates due to death or disability shall receive a severance benefit under the Plan, unless the Employee voluntarily terminates employment for Good Reason within 90 days following the first occurrence of the condition constituting Good Reason.

3.3    Additional Exclusions. Outside the Protection Period, an Employee will not be eligible to receive a severance benefit under this Plan if:

(a)	Termination for Cause. The Employee’s employment is terminated for Cause;

(b)	Short Term Layoff with Potential of Recall. The Employee is laid off for a period of short duration and subject to recall within a reasonable time, as determined by the Company;

(c)
Offer of Position. In connection with an Employee’s removal from a position, the Employee (i) receives an offer of employment from the Company or a Divested Employer or any of their respective affiliates, provided that the conditions of such offer would not have constituted Good Reason, or (ii) accepts an offer of employment at any salary or location from the Company or a Divested Employer or any of their respective affiliates, regardless of whether the requirements of (i) above are satisfied;

(d)
Other Severance or Termination Benefits. The Employee receives extra or additional consideration outside of the Plan in connection with the Employee’s termination of, or retirement from, employment (including by way of example, but not limited to, enhanced retirement benefits or incentive remuneration), and the Committee makes a determination that a severance benefit under the Plan should not be paid; or

(e)	Other Special Circumstances. Special circumstances exist for which the Chief Executive Officer of the Company makes a written determination that a severance benefit will not be paid.

“Divested Employer” means (i) a division, subsidiary, venture or partnership, or other business segment of the Company or an affiliate of the Company, which has been or is proposed to be divested, or (ii) the proposed or actual purchaser or acquirer thereof, by reason of ownership or acquisition of stock, assets or otherwise, and includes any affiliate of such Divested Employer.

3.4    Severance Benefit Payable; Waiver and Release Required. An Employee whose employment is permanently terminated by the Company or a participating affiliate without Cause, or who voluntarily terminates employment for Good Reason within 90 days following the first occurrence of the condition constituting Good Reason, in either case outside the Protection Period, will be eligible to receive 52 weeks of the Employee’s base pay. In order to receive these severance benefits, the Employee must timely execute and deliver to the Company an agreement of separation that shall contain a waiver and release of all rights and claims relating to the Employee’s employment by the Company and its affiliates, and the termination of that employment by the Company or its affiliate, and that shall contain such other provisions as approved and required by the Company, in its sole discretion, within a time limit and in a form prepared by and acceptable to the Company.

ARTICLE IV. TERMINATION DURING PROTECTION PERIOD

4.1    Eligibility to Participate. During the Protection Period, all Employees are eligible to participate in the Plan, other than any Employee who has a written employment contract that provides for a form of severance remuneration upon termination of employment.

4.2    No Benefits Unless Involuntary Termination by Company or Voluntary Termination for Good Reason. During the Protection Period, no Employee who voluntarily terminates employment with the Company or a participating affiliate (including due to Retirement) or whose employment terminates due to death or disability shall receive a severance benefit under the Plan, unless the Employee voluntarily terminates employment for Good Reason within 90 days following the first occurrence of the condition constituting Good Reason.

4.3    Termination for Cause. During the Protection Period, an Employee will not be eligible to receive a severance benefit under this Plan if the Employee’s employment is terminated for Cause.

4.4    Severance Benefit Payable; Waiver and Release Required. An Employee whose employment is permanently terminated by the Company or a participating affiliate without Cause, or who voluntarily terminates employment for Good Reason within 90 days following the first occurrence of the condition constituting Good Reason (or such longer period as the Company and the Employee may agree to), in either case during the Protection Period, will receive the severance benefit provided for in Section 4.5 of the Plan, provided that the Employee timely executes and delivers to the Company an agreement of separation that shall contain a waiver and release substantially in the form set forth in Appendix A hereto.

4.5    Amount of Severance Benefit. The severance benefit payable under the Plan during the Protection Period is: (a) 52 weeks of the Employee’s base pay in effect immediately prior to the start of the Protection Period or as it may be increased thereafter, plus (b) the Employee’s target annual cash incentive award in effect immediately prior to the start of the Protection Period or as it may be increased thereafter.

ARTICLE V. PAYMENT OF Severance Benefit

5.1    Payment of Benefit. Cash severance benefits to which an Employee becomes entitled under Article III or IV shall be paid in a lump sum on the 60th day following Separation from Service. Notwithstanding the foregoing, severance benefits shall be paid to a Key Employee on the first day of the seventh month following the Employee’s Separation from Service (or, if earlier, the first day of the month after the Employee’s death).

5.2    Income Taxes. The payment of benefits under the Plan is subject to all applicable federal, state and local tax withholding and generally constitutes taxable income to the recipient. Employees are advised to consult with their personal tax advisor for more information.
5.3    Treatment of Parachute Payments. Notwithstanding anything in this Plan to the contrary, if any payment or benefit to which an Employee is entitled under this Plan or otherwise would, either alone or together with all other payments and benefits to which such Employee is entitled, but for the application of this Section 5.3, result in an excise tax to the Employee under Section 4999 of the Code, then such payments and benefits shall be payable either (a) in full or (b) in such lesser amount as would result in no portion of any payments or benefits to such Employee being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing options (a) or (b) results in the Employee’s receipt, on an after-tax basis, of the greater amount of payments and benefits. To the extent the Employee would receive a reduced amount pursuant to this Section 5.3, the Employee’s payments and benefits shall be reduced, to the extent necessary, by first cancelling cash payments under this Plan, then any other cash payments, and then cancelling the acceleration of vesting of equity awards.
The Company shall select a nationally recognized accounting firm to perform any calculations and other determinations required by this Section 5.3, which calculations and determinations shall be final, conclusive and binding on the Company, the Employee and all other interested parties.

ARTICLE VI. REEMPLOYMENT OF TERMINATED EMPLOYEE

6.1    In the event an Employee who receives a severance benefit under the Plan is reemployed by the Company or any affiliate or is employed by a Divested Employer or any affiliate within one (1) year after the Employee’s termination of employment, the Employee shall be required to refund to the Company an amount equal to the amount of severance benefit less the amount of base pay the Employee would have received had the Employee remained employed at the Employee’s rate of base pay at termination until the date of the Employee’s reemployment or employment.

ARTICLE VII. MALFEASANCE IS BREACH OF PORTLAND GENERAL ELECTRIC COMPANY POLICY

7.1    Any officer or employee of the Company or a participating affiliate, including an Employee who receives a severance benefit under the Plan, who intentionally participates in a mischaracterization of the reason for an Employee’s termination of employment, whereby an Employee receives a greater severance benefit under the Plan or any other compensatory plan, program or policy of the Company or any affiliate, than such Employee would otherwise be entitled, shall work a malfeasance against the Company and the Plan, and the Company and the Plan may seek any remedy available in equity or at law due to such malfeasance.

ARTICLE VIII. ERISA PROVISIONS

8.1    ERISA. The Plan is established pursuant to, and governed by, the Employee Retirement Income Security Act, as amended (“ERISA”).

8.2    Funding. The benefits provided herein shall be funded by the Company’s general assets. The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to Employees determined to be eligible for payments hereunder. No fund or trust is created with respect to the Plan, and no Employee shall have any security or other interest in the assets of the Company.

8.3    Fiscal Year. The Fiscal Year of the Plan shall be the same fiscal year adopted by the Company for accounting purposes.

8.4    Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the eligible Employees, except as specifically provided herein.

8.5    Named Fiduciary. The Company is the sponsor and the named fiduciary of the Plan.

ARTICLE IX. ADMINISTRATION OF THE PLAN

9.1    Appointment of Committee. The general administration of the Plan shall be vested in the Compensation and Human Resources Committee of the Board (the “Committee”). For purposes of ERISA, the Committee shall be the Plan “administrator” and shall be a “fiduciary” with respect to the administration of the Plan.

9.2    Compensation, Bonding and Expenses of Members. The Members of the Committee shall not receive compensation with respect to their services for the Committee in respect of this Plan. To the extent required by ERISA or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing any bond or security, shall be paid by the Company.

9.3    Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty to:

(a)    make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Company;

(b)    construe and interpret all terms, provisions, conditions and limitations of the Plan;

(c)    correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

(d)    employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or desirable in the proper and efficient administration of the Plan;

(e)    determine all questions relating to eligibility;

(f)    determine the amount of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

(g)    prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA; and

(h)    make a determination as to the right of any person to receive a benefit under the Plan.

9.4    Standard of Review. Any decision, determination, or other action by the Committee shall be final and binding upon the parties, and shall only be subject to judicial review under an abuse of discretion standard.

9.5    Information to Committee. The Company shall supply full and timely information to the Committee relating to Employees and such pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

ARTICLE X. CLAIMS PROCEDURE.

10.1    Claim for Benefits. If an Employee is not paid benefits under the Plan at the time of termination of his or her employment, any claim for benefits payable under the Plan must be made in writing and received by the Company within ninety (90) days of the Employee’s termination of employment. Claims for benefits under the Plan shall be made in writing to the Company.

10.2    Denial of Claim. If a claim for benefits is wholly or partially denied, the Company shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

10.3    Notice of Claim Denial. The Company shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. Such notification shall provide the claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards established by the Committee to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

10.4    Review of Denial. Within sixty (60) days of the receipt by the claimant of written or permitted electronic notification of an adverse benefit determination, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. A review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

10.5    Decision on Review. The Committee shall notify a claimant, in accordance with Section 10.6 of the Plan, of its benefit determination on review of a claimant’s appeal of an adverse benefit determination within a reasonable period of time, but not later than sixty days after receipt of the claimant’s request for review by the Committee, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty-day period. In no event shall such extension exceed a period of sixty days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

10.6    Notice of Decision on Review. The Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made with written or electronic notification of the Committee’s benefit determination of the claimant’s appeal of the benefit denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(I)(i), (iii), and (iv). In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

ARTICLE XI. TERMINATION AND AMENDMENT OF PLAN

11.1    Termination of Plan. The Company, by action of the Committee, may terminate the Plan at any time outside the Protection Period, without prior notice. The Company may not terminate the Plan during the Protection Period.

11.2    Benefit upon Termination of Plan. Upon termination of the Plan, except with respect to benefits then in pay status, all rights to benefits hereunder, if any, shall cease.

11.3    Amendment of Plan. The severance benefits provided for in the Plan are not vested benefits. Accordingly, the Company reserves the right in its sole and absolute discretion, to amend or modify the Plan, in whole or in part, including any or all of the provisions of the Plan, by action of the Committee, without prior notice; provided that the Plan may not be amended during the Protection Period if such amendment would adversely affect the rights of an Employee hereunder without such Employee’s consent. The Plan supersedes any severance benefit policies, plans, practices or arrangements applicable to the Employees that may have been in force prior to the Effective Date.

ARTICLE XII. MISCELLANEOUS

12.1    No Contract of Employment. The Plan does not constitute or imply the existence of an employment contract between the Company or any participating affiliate and any Employee. Employment with the Company is “at will”.

12.2    Governing Law; Venue. To the extent not governed by federal law, the Plan shall be interpreted under the laws of the State of Oregon notwithstanding any conflict of law principles. Venue for all claims and actions related to or arising under the Plan shall be exclusively in the courts of the State of Oregon.

12.3    Gender. Wherever in this instrument words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they would so apply, and vice versa. Wherever words appear in the singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply.

12.4    Auxiliary Documents. Each Employee does, by his acceptance of potential benefits under the Plan, agree to execute any documents that may be necessary or proper in the carrying out of the purpose and intent of the Plan.

12.5    Code Section 409A. The Plan is intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

PORTLAND GENERAL ELECTRIC COMPANY

By: ______________________________
    Anne Mersereau
    Vice President, Administration

APPENDIX A

Form of Separation Agreement and Release of Claims

Portland General Electric Company
121 SW Salmon Street Portland, Oregon 97204
PortlandGeneral.com

[NAME]
[ADDRESS]

Dear [NAME]:

This agreement sets forth our understanding with respect to certain terms and conditions of your separation from service with Portland General Electric Company (“PGE”), including benefits you are entitled to under the Portland General Electric Company Severance Pay Plan for Executive Employees (“Severance Pay Plan”) and the Portland General Electric Company Outplacement Assistance Plan (“Outplacement Assistance Plan”).

1.    You hereby agree to the following release, representations and covenants:

In consideration of the severance benefits being provided to me under the Severance Pay Plan and Outplacement Assistance Plan, I, [NAME], hereby release, acquit, and forever discharge, and covenant not to sue or pursue, either individually or as part of a class, any claim as described below, against PGE, its successor corporations, or any corporations or divisions which control, are under common control with or are controlled by PGE, or any of their respective past, present, and future directors, officers, employees, agents, contractors, and insurers, and their successors, individually or collectively, any person who might be entitled to claim indemnity from any of the aforementioned under contract or law, or any and all other persons or entities who might be claimed to be liable for actions of any of the aforementioned entities (collectively, the “Released Parties”).

This release and covenant not to sue is intended to apply to any and all claims and liabilities of every nature and kind in any way related to or arising out of my employment with PGE, or which might be asserted under local, state, or federal authorities, including but not limited to claims for additional compensation, benefits, reinstatement, reemployment, injunctive relief, reasonable accommodation, damages of any nature, penalties, or attorneys’ fees, including but not limited to any and all claims based upon the Oregon statutes dealing with employment matters (ORS 652, 653, and 659), Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866 and 1871 (42 USC 1981-1988), the Civil Rights Act of 1991; the Employment Retirement Income Security Act (“ERISA”); the Rehabilitation Act of 1973; the Vietnam Era Veterans Readjustment Assistance Act of 1974; Uniformed Services Employment and Reemployment Rights Act of 1994; the Energy Reorganization Act of 1974; the Americans With Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act; and Executive Order 11246, all as amended, all regulations under such authorities, and any contract (either expressed or implied, oral or written), tort, or other common law theory which might apply.

I represent that I have not filed any complaints, charges, or lawsuits against the Released Parties, either individually or as part of a class, with any governmental agency or court with respect to any matter released herein and that I have no intent to do so at any time hereafter.

I am currently unaware of any claim, right, demand, debt, action, obligation, liability, or cause of action that I may have against the Released Parties, either individually or as part of a class, which has not been released in this agreement. I expressly agree that this is a full and final release covering all unknown, undisclosed, and unanticipated losses, wrongs, claims, or damages I may have against the Released Parties, which may have arisen from any act or omission prior to the later of the effective date of this agreement or my termination of employment, arising out of or related to my employment or the termination thereof.

Notwithstanding anything that may be construed to the contrary in the previous paragraphs, I understand that nothing in this agreement shall be construed to prohibit me from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern, to the United States Nuclear Regulatory Commission, the United States Department of Labor, or any other federal or state governmental agency, and shall not be construed to prohibit me from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation with respect to any illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern, not constituting the reassertion of claims and matters resolved and terminated by the preceding paragraphs. Further, nothing in this agreement shall be construed to prohibit me from filing a charge or participating in any manner in an investigation, hearing or proceeding under the laws enforced by the U.S. Equal Employment Opportunity Commission, although this full and final release prevents any recovery by me as a result of such charge, investigation, hearing or proceeding.

I will use my best effort to maintain all of the terms and conditions of this Agreement in strict confidence. To fulfill this obligation, I will not directly or indirectly communicate, make known, or divulge to any person, agency or court, except my spouse, accountant or attorney, any information whatsoever regarding this Agreement, unless compelled to do so by legal process or unless prior approval is given in writing by PGE’s General Counsel. I will direct my spouse, accountant, and attorney not to breach this confidentiality commitment.

This release does not extend to any rights or claims I may have under any “employee benefit plans” [within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”] maintained by Enron Corp., PGE or Portland General Holdings, Inc. in the course of my employment, as well as any rights or claims against Enron Corp., PGE or Portland General Holdings, Inc. for unpaid benefits under the Portland General Holdings, Inc. Management Deferred Compensation Plan or the Supplemental Executive Retirement Program, if applicable.

I agree that I shall, by the time this agreement is executed, return to PGE all originals and copies of PGE files and documents, tapes, disks and other tangible items containing PGE’s Confidential or Proprietary Information that are in my possession or control. I further agree not to disclose to third parties, or make any use of for personal gain, in connection with future employment or otherwise, Confidential or Proprietary Information, unless compelled to do so by legal process, and shall not reproduce any Confidential or Proprietary Information in any form without express written permission of PGE. For the purposes of this Agreement, “Confidential or Proprietary

Information” shall mean any information relating to PGE or its businesses including, but not limited to, business plans, negotiations and contracts with customers or other companies, customer lists, employee lists, information personal or proprietary to employees and/or customers, financial information, marketing strategies and computer programs and any other information relating to PGE or its businesses which PGE takes measures to keep confidential and/or to prevent disclosure to competitors; provided, however, that Confidential or Proprietary Information shall not include information which is generally known or available to the public through no breach of this agreement by me.

2.
PGE will provide you final distribution of all amounts payable to you under the Severance Pay Plan (totaling approximately $[X]) during the period provided for under the plan (expected to be approximately [X] following your termination date). The following taxes will be withheld: State of Oregon and federal withholding.

3.
As a management employee, you are eligible to participate in the Outplacement Assistance Plan. Each management employee will be offered the services of a professional outplacement firm selected by PGE for not less than three months, with the option to extend the services for an additional three months or such additional period as permitted by the Benefits Administration Committee. PGE will pay 100 percent of the cost of your outplacement services. [NAME], PGE Plan Administrator, 121 SW Salmon Street, Portland, Oregon 97204, 503-464-2023, will coordinate your start date with the outplacement consultant. You are responsible for initiating the services of an outplacement consultant within 30 days of termination of employment. Please notify [NAME] of your intentions as soon as possible.

4.
If you are rehired within one year of the date of termination, you will be required to repay that portion of your severance benefit which is in excess of the amount of base pay you would have received if you had remained employed at your rate of base pay at termination until the date of your reemployment.

5.	PGE will provide employment references stating your term of employment and job title. Any information beyond this must be authorized by you in writing.

6.	Eligibility factor(s) to qualify for the Severance Pay Plan and Outplacement Assistance Plan are as set forth in the plan documents.

You are the only employee eligible for the program at this time; therefore, a list of eligible job categories is not being provided.

7.	Please write below on the lines provided: “I am agreeing to the release, representations and covenants forth in section 1 voluntarily with full understanding of their effect.”

8.	This agreement was first presented to you for consideration on [DATE].

9.	WE ADVISE THAT YOU SEEK THE ADVICE OF A LAWYER BEFORE SIGNING THIS AGREEMENT. YOU HAVE FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING.

10.	You have seven (7) days to revoke following execution of this agreement. The agreement will not be effective or enforceable until seven (7) days have expired from the day you sign it.

By:                                 Date

By:                                 Date

By:                                 Date

Enclosures

Employee:     • Complete Line 7
    • Sign and date
•        Retain a copy of this document for your records
•        Return the entire original to [NAME], 1WTC0605